Exhibit 99.1

SAKS INCORPORATED MOVES TO DECLASSIFY BOARD AND

ADOPTS MAJORITY VOTING STANDARD FOR ELECTION OF

DIRECTORS

	Contact:	Julia Bentley
(865) 981-6243
FOR IMMEDIATE RELEASE		www.saksincorporated.com

New York, New York (February 11, 2010)—Retailer Saks Incorporated (NYSE: SKS) (the “Company”) today announced that its Board of Directors will propose its shareholders approve an amendment to the Company’s Charter that would declassify the board at the 2010 annual meeting of shareholders. Approval of the amendment will require that the number of votes cast in favor of the amendment at the 2010 annual meeting exceed the number of votes cast against the amendment. In addition, the Company announced that its Board of Directors has amended, effective immediately, its Corporate Governance Guidelines to include a policy to provide for a majority voting standard for the election of directors in uncontested elections.

Currently, directors are elected to three classes of staggered, three-year terms. If the proposed amendment to the Charter is approved by the Company’s shareholders, beginning with the 2010 annual meeting, nominees for the class of directors whose terms expire at each year’s annual meeting will be elected for one-year terms, and beginning with the 2012 annual meeting, all director nominees will be elected for one-year terms.

Pursuant to applicable law, directors in uncontested elections are elected under a plurality vote standard, in which candidates receiving the most votes are elected, regardless of how many shares are voted against the candidate. The majority voting standard added to the Company’s Corporate Governance Guidelines requires that each director nominee deliver to the Company a resignation letter that may be acted upon in the event the director fails to receive a majority of the votes cast at an annual meeting. Should that occur, the matter would be reviewed by the Company’s Corporate Governance Committee that, in turn, would recommend to the full board whether to accept the resignation.

Steve Sadove, Chairman and Chief Executive Officer, noted, “As a result of shareholder input and the Board’s ongoing review of its corporate governance policies and practices, the Board determined that the declassification of the Board and the adoption of the majority voting policy are in the best interests of the Company and its shareholders.”

Saks Incorporated operates 53 Saks Fifth Avenue stores, 55 Saks OFF 5TH stores, and saks.com. Additional information on Saks Incorporated’s Board of Directors and corporate governance guidelines are available at www.saksincorporated.com.

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